Exhibit 4.21

Marketing Agreement

Between

IGN Entertainment, Inc. and Mad Catz, Inc.

This Marketing Agreement (this “Agreement”) is made as of April 7, 2003 (the “Effective Date”), by and between IGN Entertainment, Inc., a Delaware corporation with principal offices at 3420 Bayshore Boulevard, Brisbane, CA 94005 (“IGN”) and Mad Catz, Inc., a Delaware corporation, with principal offices at 7840 Mission Valley Road, Suite 101, San Diego, CA 92108 Mad Catz (“Mad Catz”).

Background

IGN owns and operates IGN.com (and any and all successors, replacements and derivatives of any of the foregoing). IGN.com and all its channels and pages are sometimes collectively referred to, as the “IGN Site.”

Mad Catz is a manufacturer of game peripheral devices and cheat codes for certain game titles. Mad Catz also owns and operates the GameShark Site located at, www.gameshark.com, The GameShark Site allows Internet users to make secure transactions for the purpose of purchasing GameShark software and hardware (“GameShark Products”), and

The parties wish the GameShark Products to be incorporated into and marketed through the IGN Site. IGN has agreed to integrate various promotional links to the GameShark Products into the IGN Site.

Now therefore, the parties agree as follows:

1. Delivery and Acceptance of Materials.

1.1.1. Mad Catz Materials. Within five (5) days of the Effective Date, Mad Catz shall deliver to IGN the text and artwork for certain trademarks, logos, trade names and service marks (collectively, the “Mad CatzMarks”), for use in the various promotional placements to be provided by IGN, as set forth herein. Any Mad Catz logos, contextual text, graphics, images or other Mad Catz content (in each case exclusive of any third party content or IGN Materials or other content, information or materials provided by or on behalf of IGN) that may be delivered by Mad Catz pursuant to this Agreement, as updated by Mad Catz from time to time subject to IGN’s reasonable and expedited approval, are hereinafter referred to as the “Mad CatzMaterials.”

2. Implementation Dates. Mad Catz and IGN will each have completed their pre-implementation development and integration obligations in accordance with the milestone dates and timetable set forth in Exhibit A. For the purposes of this Agreement, the Actual Implementation Date shall mean the date on which one of the elements set forth in Sections 3 and 4 herein are live and available to the general public (“Actual Implementation Date”).

3. Integration. IGN shall integrate GameShark links throughout the IGN Site as listed below and further described by the mock-ups, attached hereto as Exhibit B. The final placement, look and feel, and nature of the final Integration elements set forth below may differ from those of the mock-ups, but will, in all cases be, mutually agreed upon by the parties.

3.1. Cheat Resource Tabs. IGN shall create and implement various contextually integrated links throughout the IGN.com Site (the “Cheat Resource Tabs”). The Cheat Resources Tabs will be located in the game summary section on Review and Preview Pages, the ratings box on Review Pages, and on relevant Game Pages. The Cheat Resource Tabs shall link to game specific GameShark Code pages on the GameShark Domain.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

3.2. Navigation Bar. IGN shall implement a link in the left hand Navigation Bar on the Codes Channel on the IGN Site. This link shall point to the GameShark Codes Channel in the IGN Network located at http://codes.ign.com/codesgslist.html.

3.3. GameShark Box. IGN will Create and implement a “GameShark Box” to be located on each game specific code page on the Code Channel. The GameShark Box shall link to the GameShark Code domain for that particular game.

3.4. Code of the Day. IGN in its sole and reasonable discretion may implement a GameShark Code of the Day feature on IGN Game Channel Front Doors and would link to GamesShark.com (IGN Codes, PS2, PC, XBOX, Cube, Pocket, DC, PSX). The content and copy of the Code of the Day feature will be the sole responsibility of Mad Catz.

4. Media Commitment and Promotions.

4.1. Advertising Impressions. For purposes of this Section, “Impression” means a page view or view of an advertising unit, logo or other promotion related to GameShark Products or the GameShark Site. Subject to the terms and conditions of this Agreement, Snowball will use its best efforts to deliver the following Impressions on a monthly basis during the term of this Agreement: 1) 1 Million 300x250 Medium Rectangles, and 2) 1 Million 160x600 Skyscrapers.

4.2. Sole Remedy for any Deficiency. If IGN fails to display any set number of Impressions to be displayed during the Term, then IGN’s sole obligation and Mad Catz’s sole and exclusive remedy will be for IGN to continue to deliver Impressions, without any additional compensation, until the minimum number of Impressions promised hereunder, plus ten (10%) percent of the shortfall amount, is delivered. Delivery of all impressions hereunder shall be no later than ninety (90) days subsequent to the termination of this Agreement. With respect to tracking the number of Impressions delivered hereunder, IGN shall be entitled to reasonably rely on the server reports generated by or on behalf of IGN

4.3. Email Promotion. IGN shall deliver One (1) monthly email promotion per month during the term of the Agreement on behalf of Mad Catz. The email promotion shall be sent to all registered GameShark users who have opted in to receive promotional emails regarding GameShark Products. The content and copy of each email promotion shall be created by Mad Catz, and subject to IGN’s prompt and reasonable approval.

5. Compensation.

5.1. Participation Fee. In consideration of the work due for Mad Catz by IGN, as set forth herein, Mad Catz will pay IGN a participation fee of [* * *] as set for in Exhibit C (the “Participation Fee”) Exhibit C. Upon the Effective Date, Mad Catz shall make the initial payment as set forth in Exhibit C. Mad Catz acknowledges that the foregoing payments become due and payable on the date set forth in Exhibit C.

5.2. Other Payment Obligations. In the event that Mad Catz fails to make any payment set forth in subsection 5.1 and Exhibit C within forty five (45) days of the date they are due and payable, then IGN shall have the right to suspend the delivery of Impressions set forth in Exhibit D until said payments are made to IGN. Payments will be made in U.S. Dollars.

[*] CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

6. Exclusivity. To the extent set forth herein Mad Catz shall be IGN’s exclusive cheat and code provider. IGN shall be prohibited from placing links promoting Code Breaker by Pelican or Action Replay on the Navigation Bar similar to those set forth in Sections 3.2 and 3.3. Additionally Code Breaker by Pelican and Action Replay may not appear in the Code of the Day Section of the IGN Site. Nothing in this Section shall prohibit IGN from placing advertising from Code Breaker or Action Replay on the IGN Site, provided however that 1) IGN shall not place such advertising on the www.gameshark.com pages, and 2) in a given month, no more that 4 Million Impressions shall be allocated for advertising of Code Breaker or Action Replay on the entire IGN Site.

7. Licenses, Other Proprietary Rights and Related Matters. Subject to the terms and conditions of this Agreement:

7.1. Mad Catz Materials License. Mad Catz hereby grants to IGN a nonexclusive, nontransferable, revocable license (without the right to sublicense) to copy and publicly display on the IGN Site Mad Catz Materials provided by Mad Catz, solely to promote Mad Catz, the Mad Catz Site and otherwise perform as expressly provided in this Agreement. IGN may reformat the Mad Catz Materials solely for the purpose of incorporating them into and or utilizing them on the IGN affiliate sites. IGN will not otherwise modify, use, copy or distribute the Mad Catz Materials, except as expressly provided in this Agreement. IGN will at all times use the Mad Catz Materials solely in accordance with this Agreement and any style guide or other usage guidelines provided by Mad Catz to IGN during the Term and which may be updated from time to time, and in a manner that is of the quality and standards approved by Mad Catz. IGN agrees that it will not use the Mad Catz Materials in a manner which reflects negatively on or adversely affects Mad Catz.

7.2. Mad Catz Trademark License. Mad Catz hereby grants IGN a nonexclusive, nontransferable, revocable, worldwide license to use and display any Mad Catz Marks provided to it by Mad Catz solely to perform IGN’s obligations and exercise IGN’s rights described in this Agreement. Any use of the Mad Catz Marks must comply with this Agreement and any trademark usage guidelines provided by Mad Catz to IGN during the Term and which may be updated from time to time, and in a manner that is of the quality and standards approved by Mad Catz. Any such use will inure solely to Mad Catz’s benefit. Nothing contained in this Agreement gives IGN any right, title or interest in the Mad Catz Marks or goodwill therein and thereto, except as expressly provided in this section. IGN will not take any action inconsistent with Mad Catz’s ownership rights. IGN will cease use and display of certain Mad Catz Marks upon written notice from Mad Catz and, in any event, immediately upon expiration or termination of this Agreement for any reason. IGN agrees that it will not use the Mad Catz Marks in a manner which reflects negatively on or adversely affects Mad Catz.

7.3. Ownership. Subject to the rights expressly granted in this Agreement, IGN will retain all right, title and interest in and to the IGN Site and all related sites, any IGN trademarks and any IGN materials (in each case exclusive of any Mad Catz Materials therein or thereon). Mad Catz will retain all right, title GameShark Site, the Mad Catz Marks and the Mad Catz Materials (in each case exclusive of any IGN Materials therein or thereon).

7.4. IGN Discretion. Unless expressly provided in this Agreement, the form, format and position of any Mad Catz link, promotional placement, or advertisement described in this Agreement, and date of placement, will be determined by IGN in its reasonable discretion, and consultation with Mad Catz, provided however, in event that IGN repositions any Mad Catz link, promotional placement, or advertisement, such repositioning or placement date will not diminish

Mad Catz prominence (size or placement) or other treatment on the IGN Site, as contemplated in this Agreement. Nothing in this Agreement will be construed to limit IGN’s right to modify any of the content or any aspect of structure of the IGN Site (exclusive of any Mad Catz Materials thereon which have been placed by the parties hereunder), or to rename or reposition the IGN Site, in its discretion; provided that, that in no event shall any such change adversely affect IGN’s ability to perform any obligation described in this Agreement. Nothing in this Agreement will be construed to limit Mad Catz’s right to modify any of the content or any aspect of structure of the Mad Catz Site and the Product Pages (exclusive of any IGN Materials thereon which have been placed by the parties hereunder), or to rename or reposition the Mad Catz Site or Product Pages in its discretion; provided that, in no event shall any such change adversely affect Mad Catz’s ability to perform any obligation described in this Agreement.

8. Confidential Information.

8.1. Obligations. Each party (“Receiving Party”) agrees to treat as confidential all proprietary information disclosed to it by the other party (“Disclosing Party”) including marketing and other business information, financial information, technical information or data, customer data, any data described herein and the terms of this Agreement (“Confidential Information”). Receiving Party agrees not to publish or disclose the Disclosing Party’s Confidential Information to others except to those employees and subcontractors to whom disclosure is necessary in order to carry out the purposes of this Agreement. All Confidential Information will remain the sole property of Disclosing Party and will be delivered (along with all copies thereof) to Disclosing Party by Receiving Party promptly upon Disclosing Party’s request. Receiving Party will inform all its employees and subcontractors who receive Confidential Information of the confidential nature of such Confidential information and require them to keep same confidential and not to use it other than as permitted hereunder. All proprietary information disclosed in written form shall be returned to the Disclosing Party upon expiration of this Agreement.

8.2. Exceptions. Neither party will have any obligation with respect to any Confidential Information which such party can document: (1) was rightfully known to Receiving Party prior to receipt of such Confidential Information from Disclosing Party; (2) is lawfully obtained by Receiving Party from a third party under no obligation of confidentiality; (3) is or becomes generally known or available without any act or failure to act by Receiving Party; (d) is developed independently by Receiving Party without any access or reference to, or use of, the Confidential Information of the Disclosing Party. Either party may disclose the Confidential Information of the Disclosing Party if required by court order or legal requirement only to the extent necessary to comply with the order or requirement, provided the party subject to the order has given the other party a reasonable opportunity (and has cooperated fully) to contest or limit the scope of such required disclosure (including application for a protective order or other similar remedy).

9. Term and Termination.

9.1. Term. This Agreement will remain in effect for a period of One (1) year from the Actual Implementation Date (as defined in Section 2) (the “Initial Term”), unless terminated earlier under this Agreement. After the expiration of the Initial Term Mad Catz shall have the right of first refusal to renew this agreement on new terms. IGN shall give prompt written notice to Mad Catz of any bona fide third party offer for the marketing slot set forth in this Agreement. Mad Catz shall have Thirty (30) days to match any such offer.

a) Delay in Scheduled Implementation Dates. Each party acknowledges and agrees that meeting the Scheduled Implementation Dates (as defined in EXHIBIT A) is contingent on the mutual cooperation and supply of content and materials by both parties. If any delays result in the failure to meet the Scheduled Implementation Date, the parties will mutually agree to work in good faith to an adjustment of the timing of any Implementation Date.

9.2. Effect of Termination. Upon expiration or earlier termination of this Agreement, each party shall promptly return to the other all Confidential Information and all copies thereof, and cease all use of the other party’s Materials and Marks, and the following Sections, will survive any termination or expiration of this Agreement: Section 5 (Compensation) to the extent that such payments were due and payable as of the termination or expiration of the Agreement, Section 6.3 (Ownership), Section 7 (Confidential Information), Section 9 (Limitation of Liability), Section 11 (Indemnification) and Section 12 (General).

9.3. Termination for Breach or Insolvency. Either party may terminate this Agreement at any time prior to the expiration of the Term in the event that: the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days of written notice; or either party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or either party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

10. LIMITATION OF LIABILITY. IN NO EVENT WILL IGN BE LIABLE TO MAD CATZ FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF THE SERVICES OR ANY PRODUCTS PROVIDED UNDER THIS AGREEMENT, EVEN IF MAD CATZ HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SOME STATES DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THAT ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO MAD CATZ. IGN’S LIABILITY TO MAD CATZ FOR ACTUAL DAMAGES FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF THE ACTION, WILL BE STRICTLY LIMITED TO A MAXIMUM OF THE FEES PAID.

11. Representations and Warranties. Each party represents and warrants that, as of the Effective Date and throughout the Term, (i) it has the right to enter into this Agreement and perform its obligations hereunder in the manner contemplated by this Agreement; (ii) this Agreement shall not conflict with any other agreement entered into by it; and (iii) it is and shall be in full compliance with all applicable laws, rules and regulations, including without limitation any local, state, and federal spam, privacy, export, encryption, user data collection. and gaming laws and regulations that are currently in effect or may come into effect during the Term, including but not limited to, the Children’s On-line Privacy Protection Act (“COPPA”).

11.1. IGN Representation and Warranty. IGN hereby represents and warrants to Mad Catz that to the best of its knowledge, the IGN Site, and any and all other information, content and materials provided by or on behalf of IGN hereunder (in each case exclusive of any Mad Catz Materials or other Mad Catz content or materials thereon), and the use of any of the foregoing as contemplated by this Agreement (exclusive of the use of any Mad Catz Materials or other Mad Catz materials in connection therewith), will not infringe the copyright, patent, trade secret, trademark or any other proprietary rights of any third party.

11.2. Mad Catz Representation and Warranty. Mad Catz hereby represents and warrants to IGN that to the best of its knowledge, the Mad Catz Site, Product Page, Mad Catz Marks, Mad Catz Materials, and any and all other information, content and materials provided by or on behalf of Mad Catz hereunder (in each case exclusive of any IGN materials or other IGN content or materials thereon), and the use of any of the foregoing as contemplated by this Agreement (exclusive of the use of any IGN materials in connection therewith), will not infringe the copyright, patent, trade secret, trademark or any other proprietary rights of any third party.

11.3. Disclaimer of Warranties. TO THE FULLEST EXTENT POSSIBLE UNDER APPLICABLE LAW AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY AND ALL MATERIALS, INFORMATION, LINKS, CONTENT, PRODUCTS OR SERVICES OFFERED, SOLD OR DISTRIBUTED BY OR ON BEHALF OF EITHER PARTY HEREUNDER OR IN CONNECTION HEREWITH, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12. Indemnification.

12.1. IGN Obligations. IGN hereby agrees to defend, indemnify and hold harmless Mad Catz, and its directors, officers and employees, against any and all claims, actions, losses, judgments, settlements, damages, costs, and expenses (including reasonable attorneys’ fees, “Losses”) arising out of or based on any claim by a third party related to, involving or concerning: (i) any IGN materials provided to Mad Catz pursuant to this Agreement or the IGN Site, or, (ii) a breach by IGN of its representations, warranties or obligations hereunder. IGN’s obligations under this section are hereby expressly conditioned on the following: (1) Mad Catz provides IGN with prompt notice of any such claim (provided however, that the failure to provide such notice shall not relieve IGN of its indemnification obligations hereunder except to the extent of any material prejudice as a direct result of such failure); and (2) Mad Catz permits IGN to control the defense of such action, with counsel chosen by IGN (who will be reasonably acceptable to Mad Catz, provided however, that IGN shall not settle any claim which places any liability or obligation on Mad Catz without Mad Catz’s prior written approval, which approval shall not be unreasonably withheld); (3) Mad Catz provides IGN with any reasonable information or assistance requested by IGN, at IGN’s expense; and (4) IGN allows Mad Catz to participate in IGN’s defense of any claim with counsel of Mad Catz’s own choosing and at Mad Catz’s expense.

12.2. Mad Catz’s Obligations. Mad Catz hereby agrees to defend, indemnify and hold harmless IGN, and its directors, officers and employees, against any and all Losses arising out of or based on any claim by a third party related to, involving or concerning (i) the Mad Catz Materials or the Mad Catz Site, (ii) a breach by Mad Catz of its representations, warranties or obligations hereunder, or (iii) the operation or provision of Mad Catz’s products or services. Mad Catz’s obligations under this section are hereby expressly conditioned on the following: (1) IGN provides Mad Catz with prompt notice of any such claim (provided however, that the failure to provide such notice shall not relieve Mad Catz of its indemnification obligations hereunder except to the extent of any material prejudice as a direct result of such failure); (2) IGN permits Mad Catz to assume and control the defense of such action, with counsel chosen by Mad Catz (who will be reasonably acceptable to IGN, provided however, that Mad Catz shall not settle any claim which places any liability or obligation on Mad Catz without Mad Catz’s prior written approval, which approval shall not be unreasonably withheld); (3) IGN provides Mad Catz with any reasonable information or assistance requested by Mad Catz, at Mad Catz’s expense; and (4) Mad Catz allows IGN to participate in Mad Catz’s defense of any claim with counsel of IGN’s own choosing and at IGN’s expense.

13. General.

13.1. Waivers/Modifications. Any waiver, modification or amendment to any provision of this Agreement will be effective only if in writing and executed by both parties. The waiver by either party of any default or breach of this Agreement will not constitute a waiver of any other or subsequent default or breach.

13.2. Notices. All notices required to be given under this Agreement will be deemed given when delivered personally or sent by confirmed facsimile or U.S. certified mail, return receipt requested, to the address shown in the preamble above, or as may otherwise be specified by either party to the other in writing.

13.3. Severability. If any provision of this Agreement is found illegal or unenforceable, it will be enforced to the maximum extent permissible, and the legality and enforceability of the other provisions of this Agreement will remain in full force and effect.

13.4. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Californiawithout regard to the Conflicts of Laws principles thereof. In the event that litigation occurs as a result of a dispute arising out of this Agreement the losing party shall pay prevailing party for its reasonable attorneys fees.

13.5. No Partnership. The relationship of the parties hereto is solely that of independent contractors, and not partners, joint venturers or agents. Neither party has any authority to bind the other in connection with this Agreement.

13.6. Entire Agreement. This Agreement, including any exhibits attached hereto, is the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous agreements regarding such subject matter.

13.7. Force Majeure. Neither party will be liable to the other party as a result of its failure to perform any obligation or duty under this Agreement, other than the obligation to pay money already due, to the extent that such failure is cause by flood, war, riot, civil insurrection, labor or material shortages, or other similar events that are not reasonably foreseeable or are beyond the reasonable control of the party.

13.8. No Assignment. Neither party may assign this Agreement without the other party’s written consent, except in the event of a reorganization, merger, consolidation or sale of all or substantially all of its assets related to this Agreement, in which event no consent will be required. Any consent required under this Section 13.8 will not be unreasonably withheld or delayed. Any assignment in violation of this section will be null and void.

In witness whereof, the parties have entered into this Agreement as of the Effective Date.

MAD CATZ, INC.		IGN ENTERTAINMENT, INC.

By:	/s/ DARREN RICHARDSON	By:	/s/ CARRIE TICE
Name:	Darren Richardson	Name:	Carrie Tice
Title:	President and Chief Operating Officer	Title:	Executive Director, Sales
Date:	April 18, 2003	Date:	April 18, 2003

EXHIBIT A

TIMELINE AND MILESTONE DATES

•	April 4, 2003—IGN shall have completed pre-implementation documents which shall set forth the engineering specifications of the elements in Section 3 of the Agreement.

•	April 15, 2003—IGN shall have completed 1) updating the Codes Channel, 2) implementing the GameShark link on the Navigation Bar set forth in Section 3.2, 3) implementing the GameShark Box set forth in Section 3.3, 4) Code of the Day, and 5) Banner Ads.

•	April 22, 2003—IGN shall have completed implementing the contextually integrated Resource Tabs as set forth in Section 3.1 and banner ads.

EXHIBIT B

INTEGRATION MOCK-UPS

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Metal Gear Solid 2: Sons of Liberty
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Online Strategy Guide
Can't find your way off of the Tanker? Having trouble getting through the plant? Or are you just sick of running around naked trying to figure out what to do next?
IGN Guides is here to help, with a premier strategy guide for Konami's masterpiece Metal Gear Solid 2: Sons of Liberty. Packed with character information, sneaky tips, boss fight strategies and a full walkthrough, this is your most complete online resource for MGS2 knowledge. Get it now.
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Submitted by - IGN Guides
Bathroom Problems
When you're listening to the converasation between
point the mic at the bathroom. You'll
guy is having problems on the toilet.
sometimes get caught. When this happens, a blue exclamation point will guard's head. If you shoot the blue punctuation mark, you'll knock the guard
Extreme Mode
After you beat the game once, you'll unlock the Extreme difficulty level.
Submitted by - IGN PS2
Get Digital Camera
After you beat the game, you can play the game over with the same save and you'll have the Digital Camera in your inventory for both the Plant and Tanker episodes. You can use this to take pictures and save them onto your memory card.
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Get the Wig
First play through both the Tanker and Plant episodes and get every dog tag. Then start a new
GAMESHARK
Beat This Game
Codes for infinite ammo, health and more
Originally the GameShark box linked to Gameshark.com.
The Revised Link will take users to the GameShark Code for that particular title, in this case, Metal Gear Solid 2, Creating a context-sensitive Linking environment.
GameShark listing on the Left Navigation Bar on The IGN Codes Channel. (Currently the link takes users to GameShark Codes found within IGN, but the revised link can take users To GameShark.com If preferred)

10

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PlayStation 2 » Reviews » Review
The Getaway
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WATCH GAME
BUY NEW 49.99
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IGNGAMESTORE
Cinematics
Breaking up all this action are, as I say, some of the finest cutscenes on the system. They have a very different style in comparison to most other games, however, because they mainly employ motion-captured animation and digitized human faces. Little of the character modeling and physical acting in the game was created out of whole cloth, as opposed to something like Metal Gear Solid 2. This has its drawbacks, but some advantages as well.
The character animation in The Getaway's cinemas does suffer from some spots of choppiness and poor collision detection. It's much better than it was in earlier preview versions, but still noticeable now and again. On the other hand, the game benefits from extremely realistic physical acting thanks to its motion-capture system, especially when it comes to interaction between characters. Because the animations were captured with all of the actors playing a scene together, they react to each other in subtle ways that would be harder to nail down in a hand-animated scene.
Likewise, the character models have their ups and downs. Each actor had their face scanned and modeled in detail for their character (and the author's face is supposedly buried in the extras cast, somewhere). The result is highly detailed
Top & Largest Placement
on Preview, Review and Game pages
allowing for context-sensitive
GameShark Codes
In general, the cinematics show the presence of a sure hand behind the camera. The Getaway passes on the kind of quick, flashy editing seen in films like Guy Ritchie's, preferring slower, simpler shots. When it does do more complex cutting, it's to good effect, especially in a scene that was substantially changed between the preview version from last year and the finished game we have now. A sequence featuring a pair of thugs torturing a kidnapped Triad lieutenant is actually a good deal less "explicit" than it was before, but the indirect presentation of violence is more effective than it might be if the camera stared straight at it.
It probably goes without saying at this point that the game's dialogue is excellent. If you have not heard it already in one of the many movies in our media archives, trust that it is intelligent, authentic, and thoroughly raw. It's an excellent example of what an asset profanity can be, if used appropriately. The
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The Getaway
Let him have it, the kid said.
GAME INFO
Publisher
Sony Computer Entertainment
Developer
Studio Soho
Genre
Action
Origin: U.K.
Number of Players: 1
Expected Release
January 21, 2003
Extras
Analog Control
Vibration
Memory Card
ESRB Rating: M
CHEAT RESOURCES
play with this :
play with this :
play with this :

11

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GameShark Codes Duel Placement on Game Review Pages

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PlayStation 2 » Reviews » Review
The Getaway
«Previous Page | 1 | 2 | 3 | 4 | 5 |
all about this game
links :: strategy guide faqs codes boards preview review news features
BUY NEW
BUY USED
IGN GAMESTORE
Cinematics
Breaking up all this action are, as I say, some of the finest cutscenes on the system. They have a very different style in comparison to most other games, however, because they mainly employ motion-captured animation and digitized human faces. Little of the character modeling and physical acting in the game was created out of whole cloth, as opposed to something like Metal Gear Solid. This has its drawbacks, but some advantages as well.
DEAL OF THE DAY
IGN Gamestore Exclusive
Good For 24 Hours Only
MVP Baseball 2003
Free Overnight Shipping
CLICK HERE FOR DETAILS
The Getaway
Let him have it, the kid said.
GAME INFO
Publisher
Sony Computer Entertainment
Developer
Studio Soho
Genre
Action
Origin: U.K.
Number of Players: 1
Expected Release
January 21, 2003
Extras
Analog Control
Vibration
Memory Card
ESRB Rating: M
CHEAT RESOURCES
play with this :
The enjoyable parts of this game are substantial enough that I think it's worth fighting through the hateful parts to get to them. But I'll wager that most players of this game will hate it at points, and if you would like your gaming experiences unleavened by hate, this might be a game to steer clear of.
-- David Smith
Presentation
A superb interface, an excellent story, great voice acting, and enough style for a fistful of games.
9.0
Graphics
While a few technical failings mar various parts of the game, for the most part it's a strong, realistic visual package.
8.5
Sound
Good sound design and a great soundtrack -- more complex surrounds would be the only substantial addition.
9.0
Gameplay
While the driving can be exhilarating and the shootouts exciting, numerous failings hurt the navigation system, aiming, and level design.
5.5
Lasting Appeal
Once the story is over, there's not much to go back to, but exploring the city could yield many happy hours.
7.0
OVERALL SCORE (not an average)
7.0
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